EXHIBIT 4.01.3



               THIRD AMENDMENT TO REVOLVING CREDIT
                     AND SECURITY AGREEMENT


    THIS THIRD AMENDMENT TO REVOLVIING CREDIT AND SECURITY AGREEMENT (this "Amendment") is made as of December 31, 1999, among SWANK, INC., a corporation organized under the laws of the State of Delaware (the "Borrower), and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for the Lenders described below (in such capacity, the "Agent") and as a Lender.

                           WITNESSETH:

    A. Pursuant to the Revolving Credit and Security Agreement dated as of July 27, 1998, as amended by the Amendment to Revolving Credit and Security Agreement dated as of July 12, 1999 and the Second Amendment to Loan Documents dated as of October 29, 1999 (as further amended, supplemented or modified from time to time, the "Credit Agreement"), by and among the Borrower, the financial institutions and insurance companies which are now or which hereafter become a party thereto (collectively, the "Lenders" and individually a "Lender"), and the Agent, as agent for the Lenders, the Lenders agreed to make revolving credit loans to, and issue letters of credit for the account of the Borrower upon the terms and conditions set forth therein.

     B.  PNC is currently the sole Lender.

     C. The Borrower, the sole Lender and the Agent have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the sole Lender and the Agent agree as follows:

     1. Capitalized terms used in this Amendment shall have the same meanings given them in the Credit Agreement, unless otherwise defined herein.

     2.  The definition of "Revolving Interest Rate" in Section
1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

              "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) the sum of (i) the Base Rate plus (ii) the Applicable Margin with respect to Domestic Rate Loans, or (b) the sum of (i) the Eurodollar Rate plus
    (ii) the Applicable Margin with respect to Eurodollar Rate Loans, as applicable."

     3.   The definition of "Seasonal Advance Period" in Section
1.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

         "Seasonal Advance Period" shall mean (a) the period commencing on June l, 1999 and ending on October 31, 1999,
    (b) the period commencing on June 1, 2000 and ending on October 31, 2000, and (c) with respect to each other year during the Term, the period commencing on July 1 of such year and ending on September 30 of such year."


    4. A new definition of "Applicable Margin" is hereby added to Section 1.2 of the Credit Agreement read in its entirety as follows:

              "Applicable Margin" shall mean with respect to the unpaid balance of Revolving Advances, (a) during the period prior to receipt by Agent of Borrower's audited financial statements for the fiscal year ending December 3l, 2000 pursuant to Section 9.7 of this Agreement, (i) three-quarters of one percent (0.75%), for Domestic Rate Loans, and (ii) two and one-half percent (2.50%), for Eurodollar Rate Loans, and (b) thereafter, the applicable percentages set forth below:


         Fixed Charge       Applicable Margin   Applicable Martin
        Coverage Ratio      For Domestic Rate   for Eurodollar Rate
                                  Loans               Loans

     greater than or                 0%              1.75%
     equal to 1.1:1.0
                                  0.50%               2.25%
     less than 1.1:1.0
     but greater than or
     equal to .05:1.0
                                  0.75%               2.50%
     less than 0.5:1.0
     but greater than or
     equal to 0:1.0
                                  1.00%               2.75%
     less than 0:1.0


     The foregoing shall not be deemed to be a modification or waiver of Borrower's obligations under Section 6.5 of this Agreement."

    5. A new definition of "Tangible Net Worth" is hereby added to Section 1.2 of the Credit Agreement read in its entirety as follows:

              "Tangible Net Worth" shall mean, at a particular date,(a) the aggregate amount of all assets of Borrower on a consolidated basis as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower on a consolidated basis.

    6. Section 3.2 of, the Credit Agreement is hereby amended to read in its entirety as follows:

              "3.2 Letters of Credit Fees.  Borrower shall pay
    (a) to Agent, for the benefit of Lenders, fees for each Lender of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances that are Eurodollar Rate Loans as in effect on the date of issuance thereof or on the date of any renewal thereof, as the case may be, such fees to be calculated on the basis of a 360-day year for the actual number of day elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term and (b) to the Issuer, any and all fees and expenses as agreed upon by the Issuer and Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the "Letter of Credit Fees"). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason."

    7. Section 6.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

         "6.5 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of not less than (a) .30 to 1.00 at the end of the fiscal quarter of Borrower ending on December 31, 2000, for the period of twelve (12) consecutive calendar months then ending, and (b) 1.10 to 1.00 at the end of each fiscal quarter of Borrower thereafter, for the period of twelve (12) consecutive calendar months then ending."

    8. A new Section 6.10 and a new Section 6.11 are hereby added to the Credit Agreement to read in their entirety as follows:

         "6.10 Minimum Tangible Net Worth.  Maintain a Tangible
    Net Worth at all times during the quarters set forth below in the amounts set forth below:

                Quarter Ending        Minimum Tangible
                                          Net Worth

                December 31, 1999        $33,000,000
                March 31, 2000           $31,000,000
                June 30, 2000            $29,000,000
                September 30, 2000       $30,000,000
                December 31, 2000        $34,000,000
                 and each quarter
                 thereafter


         6.11 Minimum EBITDA. Maintain EBITDA for the fiscal year of Borrower ending December 31, 2000 of not less than four million dollars ($4,000,000)."

    9. In order to induce the sole Lender and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

         (a) after giving effect to paragraph 7 of this Amendment, no Default or Event of Default has occurred and is continuing;

         (b) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

         (c) the Credit Agreement and each of the Other Documents to which the Borrower is a party, after giving effect to this Amendment and the transactions contemplated hereby, continue so be in full force and effect and to constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms; and

          (d) the representations and warranties made by the Borrower in or pursuant to the Credit Agreement or any Other Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are each true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

     10. This Amendment shall become effective as of the date above upon receipt the Agent of (a) two (2) copies of this Amendment executed by the Borrower, and (b) a modification fee of twenty-five thousand dollars ($25,000) in immediately available funds.

     11. The borrower hereby confirms that all liens granted on the Collateral shall continue unimpaired and in full force and effect.

     12. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be original signature hereto.

     13. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to the principles of conflicts of law. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent, and their respective successors and permitted assigns

     14. From and after the effectiveness hereof, all references to the Credit Agreement in the Other Documents shall mean the Credit Agreement as amended and modified by this Amendment.

     15. Except as amended and otherwise modified by this Amendment, the Credit Agreement and the Other Documents shall remain in full force and effect in accordance with their respective terms. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of thc Credit Agreement or any Other Document, a waiver of any Default or Event of Default thereunder, or a waiver or release of any of the Agent's or any Lender's rights or remedies (all of which are hereby reserved). Thc Borrower expressly ratifies and confirms the waiver of jury trial and other provisions of Section 12.3 of the Credit Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


ATTEST:                            SWANK, INC.

/s/ Brett L. Cambridge             By: /s/ Jerold R. Kassner
Brett L. Cambridge                 Name:  Jerold R. Kassner
Controller                         Title:  Sr. Vice President


                                   PNC BANK, NATIONAL ASSOCIATION
                                   as Lender and as Agent

                                   By:  /s/ Peter Schryver
                                   Name: Peter Schryver
                                   Title:  Senior Vice President